UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BLACKROCK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following social media posts were first used on March 15, 2023:

Larry Fink posted the following message on LinkedIn:

Last week on Wednesday marked the 35th anniversary of the founding of BlackRock. I was 35 years old: I couldn’t have imagined back in the late eighties that it would grow into the company it is today. It’s a huge source of pride for everyone at BlackRock that we play a role in helping millions of people around the world experience financial well-being.

It’s also been nearly 24 years since our initial public offering on the New York Stock Exchange, and I have had the privilege of serving as Chairman of the Board since 1999.

Today, we’re publishing my annual Chairman’s Letter to Investors where I provide my outlook for BlackRock, our business performance, strategy and goals, and how we are serving our clients.

I also discuss the extremely challenging markets many of us are navigating – marked by concerns over inflation, rising rates, stresses in the banking sector as well as the repeated shocks of the last few years and a fragmenting global economy.

These effects are going to have significant implications for how asset owners, BlackRock’s clients, choose to allocate capital and design durable portfolios.

I have always been an optimist. I believe in people’s ability to confront problems by coming together and creating a shared vision of a better future. Our job at BlackRock is to help our clients to see challenges as opportunities. As I describe in the letter, hope and optimism are prerequisites for investing in the future.

For 35 years, BlackRock has helped clients to see - and realize - a brighter future. That approach has also helped us to deliver extraordinary returns for our shareholders over the long term.

I want to thank all of our clients, employees, shareholders and other stakeholders for the trust you place in BlackRock each and every day.

I hope you’ll take some time to read this year’s letter.

BlackRock posted the following message on Twitter and LinkedIn:

“Investing for a financial goal like retirement is an act of hope and optimism, demonstrating a long-term perspective, trust in financial institutions, and belief in the integrity of the market.” – Larry Fink. Read more: https://1blk.co/3JidqmF

BlackRock posted the following messages on Twitter and LinkedIn and provided the same messages to BlackRock employee brand ambassadors to post on Twitter or LinkedIn:

Larry Fink sees “An Economy of Fragmentation” after the repeated shocks of the past few years. He expects #inflation to be closer to 3.5% or 4% in the next few years. Learn more in his annual Chairman’s Letter to Investors: https://1blk.co/3JidqmF

Today Larry Fink released his annual Chairman’s Letter to Investors. Read more → https://1blk.co/3JidqmF

IMPORTANT NOTES

OPINIONS

Opinions expressed are those of BlackRock, Inc. as of March 2023 and are subject to change.

BLACKROCK DATA POINTS

All data reflects as-adjusted full-year 2022 results or is as of December 31, 2022, unless otherwise noted. 2022 organic growth is defined as full-year 2022 net flows divided by assets under management (AUM) for the entire firm, a particular segment or particular product as of December 31, 2021. Long-term product offerings include active and passive strategies across equity, fixed income, multi-asset and alternatives, and exclude AUM and flows from the cash management and advisory businesses.

GAAP AND AS-ADJUSTED RESULTS

See pages 37–38 of the Form 10-K (as defined below) for further information on the use of Non-GAAP Financial Measures and a reconciliation to GAAP.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

BlackRock, Inc. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). The Company plans to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2023 Annual Meeting (the “2023 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2023 Proxy Statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2022 Annual Meeting of Shareholders (the “2022 Proxy Statement”), filed with the SEC on April 14, 2022, or the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023 (the “Form 10-K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

SHAREHOLDERS ARE URGED TO READ THE 2023 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2022 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the 2023 Proxy Statement (when filed), 2022 Proxy Statement, Form 10-K and any other documents filed or to be filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.blackrock.com) or by writing to the Company’s Secretary at BlackRock, Inc., 50 Hudson Yards, New York, New York 10001.